Exhibit 99.1
Limelight Networks Appoints Jeffrey T. Fisher To Board of Directors
TEMPE, Az. — 6 November 2008 — Limelight Networks, Inc. (Nasdaq:LLNW) today announced Jeffrey T. (JT) Fisher, former chief financial officer of Charter Communications and a seasoned executive with over 20 years’ experience in finance, operations, and commercial capacities, has been appointed to the company’s board of directors effective November 11, 2008.
“Jeff Fisher brings a wealth of leadership experience including financial leadership roles at complex, technology-intensive businesses, media companies and service-oriented organizations. We are pleased to add a capable director like JT, who will contribute to the continued success of our growing company,” said Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc.
Mr. Fisher served as executive vice president and chief financial officer of Charter Communications from 2006-2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997-2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of president and general manager, and separately, chief financial officer, for Delta Connection, Inc., the world’s largest group of regional airline companies. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.
Mr. Fisher will also join Limelight’s audit committee, which will enable the company to again meet the requirement set forth in Nasdaq Marketplace Rule 4350(d)(2)(A), which provides that an audit committee must be comprised of at least three independent directors. Mr. Fisher’s appointment brings the total number of directors on Limelight Networks’ board to 8.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1300 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light — directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. Read our blog at http://blog.llnw.com or visit http://www.limelightnetworks.com for more information.
Copyright (C) 2008 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners
Media Contact:
Paul Alfieri of Limelight Networks, Inc.
+1-917-297-4241
palfieri@llnw.com